Exhibit 10.4

AMENDMENT NO. 2

to

AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN AGREEMENT (this “Amendment”) is executed this September __, 2010 pursuant to Article 5.4(a) of that certain Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999, by and between Altair Nanotechnologies, Inc., a Canadian corporation formerly known as “Altair International Inc.” (the “Company”) and Equity Transfer Services Inc. (the “Rights Agent”), as amended by Amendment no. 1 dated October 6, 2008 (as so amended, the “Shareholder Rights Plan”). For purposes of this Amendment, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholder Rights Plan.

RECITALS

WHEREAS, pursuant to that certain Share Subscription Agreement dated as of the date hereof (the “Share Subscription Agreement”) by and between the Company and Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (the “Investor”), the Company will issue and sell to Investor, and Investor will subscribe for, certain newly-issued shares of Common Stock, without par value, of the Company (the “Issuance”);

WHEREAS, immediately following such issuance and subscription, Investor will be the beneficial owner of 51.0% of the outstanding Voting Shares of the Company (on a fully diluted basis);

WHEREAS, in order to induce Investor to enter into the Share Subscription Agreement and the other Transaction Documents (as defined therein) and the transactions contemplated thereby, the Company desires to amend the Shareholder Rights Plan to provide that the Investor and its Affiliates will be excluded from the definition of “Acquiring Person” under the Shareholder Rights Plan.

AGREEMENT

NOW, THEREFORE, on account of the events set forth in the Recitals above, the Company hereby amends the Shareholder Rights Plan as follows:

1.	Amendment to Definition of Acquiring Person.

The following provision is added as subsection (vii) to Article 1.1(a) of the Shareholder Rights Plan:

“(vii)           Canon Investment Holdings Limited, a company organized under the laws of Hong Kong, and its Affiliates;”

; provided that in the event the Share Subscription Agreement is terminated in accordance with its terms, the foregoing added provision shall be automatically deleted from the Shareholder Rights Plan with effect as of the date of termination of the Share Subscription Agreement.

2.	Full Force and Effect.

Except as amended hereby, the Shareholder Rights Plan shall remain in full force and effect and all other provisions of the Shareholder Rights Plan shall remain unchanged.

3.	Entire Agreement.

The original Shareholder Rights Plan Agreement between the Company and the Rights Agent dated November 27, 1998, as amended and restated by the Shareholder Rights Plan, as further amended by this Amendment, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Amendment shall be effective upon execution by the Company.

4.	Recitals.

The above representations and statements of fact are made by the Company and not the Rights Agent.

IN WITNESS WHEREOF, this Amendment No. 2 to Amended and Restated Shareholder Rights Plan Agreement is hereby executed as of the date first above written.

ALTAIR NANOTECHNOLOGIES INC.
By: /s/
Name:
Title:

Accepted, Acknowledged and Agreed:

EQUITY TRANSFER & TRUST COMPANY
By: /s/
Name: ●
Title: ●
By: /s/
Name: ●
Title: ●